Exhibit 4.7

SIXTH AMENDMENT TO RIGHTS AGREEMENT

This SIXTH AMENDMENT (this “Amendment”), dated as of April 10, 2020, to the RIGHTS AGREEMENT, dated as of May 14, 2002, as amended on June 19, 2003, and as further amended on February 3, 2011, March 5, 2014, May 27, 2016, and May 11, 2018 (the “Rights Agreement”), between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), and Worldwide Stock Transfer, LLC (as successor in interest to OTC Corporate Transfer Service Company) as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS the Company desires to amend certain provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby agree as follows:

1.          Section 7. Section 7(a) of the Rights Agreement is hereby amended by deleting the reference to “May 31, 2020” in clause (i) thereof and inserting “April 10, 2020” in place thereof.

2.          Exhibit B. Exhibit B to the Rights Agreement is hereby amended by deleting all references therein to “May 31, 2020” and inserting “April 10, 2020” in place thereof.

3.          Exhibit C. Exhibit C to the Rights Agreement is hereby amended by deleting all references therein to “May 31, 2020” and inserting “April 10, 2020” in place thereof.

4.          Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

5.          Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed entirely within such State.

6.          Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

7.          Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.          Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

9.          Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Carl A. Valenstein
Name: Carl A. Valenstein
Title: Corporate Secretary

WORLDWIDE STOCK TRANSFER, LLC

By:	Jonathan Gellis
Name: Jonathan Gellis
Title: President

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